Exhibit 3.1

May 3, 2013
FLORIDA DEPARTMENT OF STATE
Division of Corporations

FIRST INDEPENDENCE CORP.

131 BAYVIEW DRIVE

OSPREY, FL 34229

Re: Document Number P12000014851

The Articles of Amendment to the Articles of Incorporation of FIRST INDEPENDENCE CORP., a Florida corporation, were filed on May 3, 2013.

This document was electronically received and filed under FAX audit number H13000100757.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Sylvia Gilbert

Regulatory Specialist II

Division of Corporations	Letter Number: 813A00010900

P.O BOX 6327 – Tallahassee, Florida 32314

COVER LETTER

TO:	Amendment Section
Division of Corporations

name of corporation:	First Independence Corp.
document number:	P12000014851

The enclosed Articles of Amendment and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

Stephanie Lin
Name of Contact Person

Ofsink, LLC
Firm/Company

900 Third Avenue, 5th Floor
Address

New York, NY 10022
City/State and Zip Code

slin@golawintl.com
E-mail address: (to be used for future annual report notification)

For further information concerning this matter, please call:

Stephanie Lin	at	(646)	627-7326
Name of Contact Person		Area Code & Daytime Telephone Number

Enclosed is a check for the following amount made payable to the Florida Department of State:

[ ]	$35 Filing Fee	[ ]	$43.75 Filing Fee & Certificate of Status	[ ]	$43.75 Filing Fee & Certified Copy (Additional copy is enclosed)	[ ]	$52.50 Filing Fee Certificate of Status Certified Copy (Additional Copy is enclosed)

Mailing Address	Street Address
Amendment Section	Amendment Section
Division of Corporations	Division of Corporations
P.O. Box 6327	Clifton Building
Tallahassee, FL 32314	2661 Executive Center Circle
Tallahassee, FL 32301

Articles of Amendment

to

Articles of Incorporation

of

First Independence Corp.

                   (Name of Corporation as currently filed with the Florida Dept. of State)

P12000014851

                                   (Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendments) to its Articles of Incorporation:

A.	If amending name, enter the new name of the corporation:

________________________________________________________________________ The new name must be distinguishable and contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or Co.,” or the designation “Corp.,” “Inc.” or “Co”. A professional corporation name must contain the word “chartered,” “professional association,” or the abbreviation “P.A.”

B.	Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

C.	Enter new mailing address, if applicable:
(Matting address MAY BE A POST OFFICE BOX)

D.	If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent

(Florida street address)

New Registered Office Address:		, Florida
	(City)		(Zip Code)

New Registered Agent’s Signature, if changing Registered Agent:

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V = Vice President; T = Treasurer; S = Secretary; D = Director; TR = Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add. Example:

X Change	PT	John Doe

X Remove	V	Mike Jones

X Add	SV	Sally Smith

Type of Action		Title	Name	Address
(Check One)

1)	Change	P.D.	Nigel Lindsay	1411 Bestor Place NW
	Add			Concord, NC 28027
X Remove

2)	Change	pscceo	Ira Shapiro	103 Waters Edge Congers
	X Add			NY 10920
Remove

3)	Change	DT	Sharon Franey	5029 Apple Lane
	X Add			Mohnton, PA 19540
Remove

4)	Change
Add
Remove

5)	Change
Add
Remove

6)	Change
Add
Remove

E.	If Amending or adding additional Articles, enter change(s) here:
(Attach additional sheets, if necessary). (Be specific)

Article IV of the Articles of Incorporation shall be amended to read in its entirety as follows “The aggregate number of shares which the Corporation shall have authority to issue is six hundred million (600,000,000) shares, consisting of two classes to be designated, respectively, “Common Stock” and “Preferred Stock,” with all of such shares having a par value of $.0001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors.”

Please also see the attachment for the Certificate of Designations and Rights of Series A Convertible Preferred Stock

F.	If an amendment provides for an exchange, reclassification, or cancellation of Issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

The date of each amendment(s) adoption:	05/03/2013

Effective date if applicable:
(no more than 90 days after amendment file date)

Adoption of Amendment(s)	(CHECK ONE)

[X]	The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

[ ]	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval
by		.”
(voting group)

[ ]	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

[ ]	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated	05/03/2013

Signature	/s/ Nigel Lindsay
(By a director, president or other officer - if directors or officers have officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Nigel Lindsay
(Typed or printed name of person signing)

CEO
(Title of person signing)

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

FIRST INDEPENDENCE CORP.

FIRST INDEPENDENCE CORP. (the “Company”), a Company organized and existing under Florida Business Corporation Act (“Florida Statutes”) , does hereby certify, that, pursuant to authority conferred upon the Board of Directors by the Company’s Articles of Incorporation, as amended and pursuant to Section 607.0602 of Florida Statutes, the Board of Directors duly adopted resolutions (i) approving a series of the Company’s previously authorized preferred stock, par value $.0001 per share (“Preferred Stock”), and (ii) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of one (1) share of Series A Convertible Preferred Stock of the Company as follows:

RESOLVED, that the Company is authorized to issue one (1) share of Series A Convertible Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”), which shall have the following powers, designations, preferences and other special rights:

1. Dividends.

The holder(s) of the Series A Preferred Stock shall not be entitled to dividends, except that in the event that a dividend is declared on the Company’s Common Stock, par value $.0001 per share (“Common Stock”), the holder(s) of the Series A Preferred Stock shall receive the dividends that would be payable if all then outstanding shares were converted into Common Stock immediately prior to the declaration of the dividend.

2. No Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Company, the holder(s) of Series A Preferred Stock shall not be entitled to a liquidation preference over the holder(s) of the Common Stock but the holder(s) of the Series A Preferred shall share pro rata with the holder(s) of Common Stock, as if all then outstanding shares of Series A Preferred Stock were converted into Common Stock, in any assets of the Company available therefor after the payment of all sums to which the holders of other classes of outstanding Preferred Stock are entitled.

3. Voting Rights. (a) Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holder(s) of the Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For so long as Series A Preferred Stock is issued and outstanding, the holder(s) of Series A Preferred Stock shall vote together as a single class with the holders of the Company’s Common Stock, and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holder(s) of Series A Preferred Stock being entitled to sixty percent (60%) of the total votes on all such matters regardless of the actual number of shares of Series A Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 40% of the total votes based on their respective voting power. The vote of total outstanding Series A Preferred Stock shall determine the vote of the Series A Preferred Stock as a class. If any holder of Series A Preferred Stock shall wish to take action by written consent, he shall provide the other holders with not less than five (5) days written notice of such action and then may solicit their written consent.

Whenever Holders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding capital stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

4. Conversion,

(a) Conversion upon Class Consent. All outstanding shares of Series A Preferred Stock may be converted into Common Stock at the election of the Holder(s) of all of the outstanding Series A Preferred Stock, Each share of Series A Preferred Stock, upon such election, shall be convertible into one (1) share of Common Stock (the “Conversion Ratio”. Upon the conversion of the outstanding Series A Preferred Stock, there shall be no shares of Series A Preferred Stock issued and outstanding.

(b) Automatic Conversion.

(i) All of the outstanding shares of Series A Preferred Stock shall be automatically converted into Common Stock at the then effective Conversion Ratio on (A) the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change in Control of the Company, or (B) the close of business on the business day immediately following the election by the holder of all then outstanding Series A Preferred Stock of the mandatory conversion of all of the then outstanding shares of Series A Preferred Stock

(ii) A “Change in Control” means a (i) any sale of all or substantially all of the assets of the Company; or (ii) any merger, consolidation or other business combination of the Company with or into another company or entity in which the Company is not the surviving entity.

(c) Mechanics of Optional Conversion

(i) Notice of Conversion. Holder(s) shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) fully completed and executed by the holder, together with the delivery by the holder to the Company of the stock certificate(s) representing the number of shares of Series A Preferred Stock to be converted, with such stock certificates being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. The conversion date shall be the trading day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Company (the “Conversion Date”). Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued.

(ii) Delivery of Certificates Upon Conversion. The Company shall deliver to the holder promptly following the Conversion Date certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock.

(iii) Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance on conversion of the Series A Preferred Stock, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock.

(iv) Fractional Shares. Upon conversion of the Series A Preferred Stock, the Company shall not be required to issue stock certificates representing fractional shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(v) Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

5. Certain Adjustments.

(a) Stock Dividends, Stock Splits, Reclassifications, Recapitalizations, Etc. If the Company, at any time as long as any shares of the Series A Preferred Stock remains outstanding: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of Common Stock, (ii) subdivides (including by way of stock split) its outstanding shares of Common Stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then the Conversion Ratio shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Thereafter each share of Series A Preferred Stock shall be convertible into Common Stock based on the new Conversion Ratio.

(b) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares and shares owned by subsidiaries, if any) actually issued and outstanding.

(c) Notice of Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to this Section 5, the Company shall promptly mail to each holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(d) Notices of Other Events. If (i) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (ii) the approval of any stockholders of the Company shall be required in connection with any action, including without limitation, reclassification of the Common Stock or a Change in Control or any Fundamental Transaction, (iii) the Company shall authorize the dissolution, liquidation or winding up of the affairs of the Company; then in each case, the Company shall cause to be mailed to the holders at their last addresses as they shall appear upon the stock records of the Company, at least 30 days prior to the applicable record or effective date, a notice stating (x) the date on which a record is to be taken for the purpose of such redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, Change in Control or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice, provide such corporate action is otherwise valid.

(e) Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Series A Preferred Stock, the holder shall have the right to receive, for each share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been the holder of one share of Common Stock, immediately prior to such Fundamental Transaction (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Ratio among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate with the same terms and conditions and issue to the holder new preferred stock consistent with the foregoing provisions and evidencing the holder’s right to convert such preferred stock into the Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding the foregoing or any other provisions of this Certificate, in the event that the agreement relating to a Fundamental Transaction provides for the conversion or exchange of the Series A Preferred Stock into equity or debt securities, cash or other consideration and the agreement is approved by the holder(s) of all the then-outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall have only the rights set forth in such agreement.

6. Limitations Upon Disposition. The Series A Preferred Stock issuable pursuant to this Certificate and the shares of Common Stock issuable on conversion of the Series A Preferred Stock (collectively the “Securities”), if not registered by the Company under the Securities Act, may not be sold or offered for sale in the absence of an effective registration statement as to the Securities under the Securities Act, or an opinion of counsel satisfactory to the Company that such registration statement is not required. The above restrictions in this Section 6 shall be contained in a legend to be placed on each of the Series A Preferred Stock certificates at the time of issuance of the shares and a stop transfer order may be placed on such shares by the Company. In addition, the following language shall appear on the back of each of the Series A Preferred Stock certificates:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE

7. Additional Rights. So long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval by vote or written consent of all the outstanding shares of Series A Preferred Stock, (i) alter or change the powers, preferences, privileges, or rights of the Series A Preferred Stock, (ii) amend the provisions of this paragraph or this Certificate of Designation.

8. Replacement. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock, and in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such certificate, the Company at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of Series A Preferred Stock which shall have been represented by such lost, stolen, destroyed, or mutilated certificate.

9. Notice. Whenever notice is required to be given pursuant to this Certificate of Designations, unless otherwise provided herein, such notice shall be given at the address then set forth in the Company’s records.

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Florida law.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on May 3, 2013.

By:	/s/ Ira Shapiro
Name:	Ira Shapiro
Title:	Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $.0001 per share (the “Common Stock”), of First Independence Corp., a Florida corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Common Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Certificate Number of Series A Preferred Stock attached hereto:

Number of Shares of Series A Preferred Stock represented by attached certificate:

Number of shares of Series A Preferred Stock subsequent to Conversion:

[HOLDER]

By:
Name:
Title: